Exhibit 4.1.2

OSCIENT PHARMACEUTICALS CORPORATION

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

AMENDMENT

Pursuant to Section 17 of the Oscient Pharmaceuticals Corporation Amended and Restated Employee Stock Purchase Plan (the “Plan”), Oscient Pharmaceuticals Corporation hereby amends the Plan, subject to stockholder approval, as follows:

1. Section 2 of the Plan is amended, effective as of the date hereof, by deleting the first sentence thereof and replacing said sentence in its entirety as follows:

“Under the Plan, there is available an aggregate of not more than 431,250 shares of Stock (subject to adjustment as provided in Section 15) for sale pursuant to the exercise of options (“Options”) granted under the Plan to employees of the Company (“Employees”) who meet the eligibility requirements set forth in Section 3 hereof (“Eligible Employees”).”

2. Section 7 of the Plan is amended, effective as of the date hereof, by deleting the first sentence thereof and replacing said sentence in its entirety as follows:

“The Purchase Price of Stock issued pursuant to the exercise of an Option will be 95% of the fair market value of the Stock at (a) the time of grant of the Option or (b) the time at which the Option is deemed exercised, whichever is less.”

IN WITNESS WHEREOF, Oscient Pharmaceuticals Corporation has caused this Amendment to be executed by its duly authorized officer this 8th day of March, 2007.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ PHILIPPE M. MAITRE
Name:	Philippe M. Maitre
Title:	Senior Vice President and Chief Financial Officer